Exhibit 11

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 12, 2005 (the “Agreement Date”), by and among each of the persons listed on Schedule A hereto (each a “Seller” and, collectively, the “Sellers”) and LANDMARK COMMUNICATIONS, INC., a Virginia corporation (“Buyer”).

RECITALS:

A. Buyer together with its affiliates holds approximately 52% of the outstanding shares of common stock, par value $0.001 per share, and 100.0% of the outstanding shares of Series B convertible preferred stock, par value $0.001 per share, (collectively, the “Landmark Shares”) of CoolSavings, Inc., a Delaware corporation (the “Company”).

B. As soon as practicable following such time as Buyer together with its affiliates owns 90% or more of the issued and outstanding shares of each class of stock in the Company, Buyer intends to seek to acquire all of the capital stock not then held by Buyer through a short-form merger of a subsidiary of Buyer with and into the Company or a similar transaction under the Delaware General Corporation Law (the “Merger”), after which Buyer intends to seek to cause the registration of the common stock of the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be terminated (together with the Merger, the “Going-Private Transaction”).

C. Each Seller holds of record the number of shares, and options to purchase shares, of capital stock of the Company listed next to such Seller’s name on Schedule A hereto (the “Shares”). The Shares shall also be deemed to include, in the sole discretion of Buyer, any shares (or rights, options, warrants or subscriptions to purchase any shares) of capital stock of the Company acquired by any Seller after the Agreement Date.

D. Buyer desires to purchase, and each Seller desires to sell, the Shares pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, and other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Purchase and Sale of Shares.

(a) Subject to the terms and conditions of this Agreement, on the Closing Date (defined below), each Seller will sell to Buyer the number of Shares set forth opposite his name on Schedule A, and Buyer will purchase such Shares from each such Seller, for a purchase price of $0.80 per Share (the “Purchase Price”).

(b) Buyer agrees that if it consummates any purchase from a third party of any outstanding capital stock of the Company during the period commencing on the Agreement Date and ending on the date of the consummation of the Going-Private Transaction (but not including any amounts that Buyer is required to pay or agrees to pay to any holder of capital stock of the Company who has exercised his or its rights under Section 262 of the Delaware General Corporation Law or otherwise commenced an action or proceeding, whether direct or derivative, against Buyer, the Company or any of the Company’s shareholders, directors or officers) at a price per share that exceeds the Purchase Price under this Agreement (each, a “Better Purchase Price”), the Purchase Price hereunder shall be adjusted so that each Seller will receive the Better Purchase Price for his or its Shares.

2. Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 6 below, the closing of the sale and purchase of the Shares (“Closing”) shall take place at the offices of Willcox & Savage P.C., 1800 Bank of America Center, Norfolk, Virginia 23510, at 10:00 a.m. local time on the third business day following the satisfaction or waiver of the conditions set forth in Section 6 or at such other time, date and place as is mutually agreeable to Sellers and Buyer (the “Closing Date”). At the Closing:

(a) Buyer shall deliver to each Seller the aggregate Purchase Price for such Seller’s Shares, by wire transfer to an account designated by the applicable Seller (each Seller shall not less than three (3) business days prior to Closing designate such account in writing to Buyer and shall provide therewith the applicable wire instructions), and shall deliver to each Seller the certificates required pursuant to Section 6(b) below;

(b) Each Seller shall deliver to Buyer stock certificates representing his Shares, duly endorsed for transfer to Buyer.

3. Representations and Warranties of Sellers.

(a) Each Seller individually (except as provided in Sections 3(b) and 3(c) below) represents and warrants to Buyer as follows:

(i) Seller has full right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder and consummate the transactions contemplated hereby and, if Seller is an entity, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms. The execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other proceeding on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (A) conflict with, result in a breach of, violate or constitute (with or without notice or lapse of time or both) a default under (x) any order, decree, writ, injunction, law, rule or regulation applicable to Seller or (y) any indenture, mortgage, lease, loan agreement, license, contract or other agreement or instrument by which he or his assets or properties are bound or affected, or (B) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any federal, state or other governmental or regulatory authority.

(iii) Seller is and on the Closing Date will be the record owner of the Shares set forth opposite his name on Schedule A, free and clear of all liens, security interests, mortgages, pledges, hypothecations, charges, preemptive rights, claims, options, covenants, conditions, rights of first refusal or other restrictions or encumbrances (collectively, “Encumbrances”), provided, for all purposes under this Agreement, the “Shares” owned by Seller on the Closing Date shall include the shares of common stock issuable in connection with Seller’s exercise of the options, if any, described on Schedule A (the “Options”). Seller does not beneficially own any securities of the Company other than the Options and the Shares set forth opposite his name on Schedule A. Upon consummation of the purchase and sale contemplated hereby, Buyer will acquire good title to the Shares, free and clear of all Encumbrances, and Seller will no longer hold (A) any Shares or any other capital stock in the Company, or (B) any right or option to acquire any capital stock in the Company.

(iv) There are no rights, options, warrants or subscriptions to purchase Seller’s Shares or any agreements which prohibit or restrict Seller’s sale or transfer of the Shares or any of Seller’s voting rights in the Shares (without limiting the foregoing, (A) Seller has not appointed or granted any proxy which is still effective with respect to his Shares, and (B) except for certain provisions set forth in that certain Amended and Restated Side Agreement dated as of August 16, 2001, Seller is not a party to any voting trust or other agreement or understanding with respect to any capital stock of the Company).

(v) There is no litigation, claim, proceeding or government investigation pending or, to Seller’s knowledge, threatened against Seller which could reasonably be expected to have a material adverse effect on the sale of his Shares or the other transactions contemplated by this Agreement (as of the date of this Agreement, Seller represents and warrants that he is not subject to any litigation, claim, proceeding or government investigation relating to the Shares).

(vi) Neither Seller nor any person acting on behalf of Seller has agreed to pay to any person a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto, nor has Seller or any such person taken any action on which a claim for any such payment could be based.

(vii) Seller has been entitled to obtain information from the Company concerning its business, financial condition, results of operations and prospects through the Company’s public filings (including, without limitation, the Company’s 10-Q for the quarter ending June 30, 2005 which was filed August 12, 2005) and has received sufficient information so as to be able to make an informed judgment. Seller further represents and warrants that he has determined to sell the Shares at the Purchase Price without any inducement, representation or warranty from the Company or Buyer, or any of their respective affiliates, shareholders, directors, officers or employees, except as expressly set forth in this Agreement.

(b) Richard H. Rogel hereby joins in the representations, warranties and covenants made by each of PPOM Holdings, LP, the Richard H. Rogel Revocable Living Trust

dated 3/21/90 and each Permitted Rogel Transferee (defined below), such that Richard H. Rogel shall be jointly and severally liable with each such Seller for any breach by such Seller of its representations, warranties and/or covenants made herein.

(c) Hugh R. Lamle hereby joins in the representations, warranties and covenants made by each of HLBL Family Partners, LP, the Hugh and Betsy Lamle Foundation, Elizabeth Lamle and each Permitted Lamle Transferee (defined below), such that Hugh R. Lamle shall be jointly and severally liable with each such Seller for any breach by such Seller of its representations, warranties and/or covenants made herein.

4. Representations and Warranties of Buyer. Buyer represents and warrants to each Seller as follows:

(a) Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to execute this Agreement and to perform its obligations under this Agreement in accordance with its terms.

(b) This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms. The execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other proceeding on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(c) The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not (i) conflict with or violate (A) any provision of its charter/articles of incorporation, (B) any order, decree, law, rule or regulation applicable to Buyer’s assets or (C) any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer or its assets is bound or affected, or (ii) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any federal, state or other governmental or regulatory authority (except for any federal securities law filings required as a consequence of effecting the purchase and as contemplated in Section 6(a)(vii) below).

(d) There is no litigation, claim, proceeding or government investigation pending or, to Buyer’s knowledge, threatened against Buyer that could reasonably be expected to have a material adverse effect on Buyer’s ability to purchase the Shares.

(e) Neither Buyer nor any person acting on behalf of Buyer has agreed to pay to any person a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto, nor has Buyer or any such person taken any action on which a claim for any such payment could be based.

(f) Buyer is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same. Buyer has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and is able financially to bear the risks thereof. Buyer is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended.

5. Covenants.

(a) Standstill. During the period from the Agreement Date through and including the earlier of the Closing Date or the Termination Date (defined below) (the “Standstill Period”), neither Sellers nor any of their affiliates will (and neither Sellers nor any of their affiliates will assist or encourage others to), directly or indirectly:

(i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired (by any person other than a Permitted Transferee or Buyer as contemplated hereby), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the Company’s assets or businesses or any securities issued by the Company (other than the exercise of the Options), or any rights or options to acquire such ownership, including from a third party;

(ii) make, or in any way participate, in any solicitation of proxies or consents with respect to any securities of the Company which are, or may be, entitled to vote in the election of the Company’s directors (“Company Voting Securities”), become a participant in any election contest with respect to the Company; seek to advise, encourage or influence any person or entity with respect to the voting of any Company Voting Securities; or demand a copy of the Company’s stock ledger, list of its stockholders or other books and records; or call or attempt to call any meeting of the stockholders of the Company;

(iii) make any public announcement with respect to, or submit a proposal for, any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or its securities or assets;

(iv) participate in any tender or exchange offer or merger or other business combination involving the Company;

(v) form, join or in any way participate, directly or indirectly, in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Company Voting Securities (excluding any group status for Sellers that could result from the transaction contemplated hereby);

(vi) otherwise act, alone or in concert with others, directly or indirectly, to seek control of the management, board of directors, or policies of the Company; or

(vii) enter into any negotiations, arrangements or understandings with any third party with respect to any of the matters described in (i) through (vi) above.

(b) Voting; Lock-Up.

(i) During the Standstill Period, Sellers shall, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, with respect to the approval of any matter relating to the Going Private Transaction, vote (or cause to be voted) the Shares in the same manner as the Landmark Shares are voted.

(ii) During the Standstill Period, Sellers hereby covenant and agree that, except as contemplated by this Agreement, they shall not (A) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares, (B) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares, (C) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (D) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (E) grant or permit or suffer any Encumbrance on any of the Shares.

(iii) The voting agreements contained in this Section 5(b), to the extent they may be deemed to grant proxies, shall be deemed to be coupled with an interest and shall be irrevocable for so long as the provisions of this Section 5(b) shall remain in effect.

(c) Public Announcements. From and after the Agreement Date and regardless of any termination of this Agreement, Sellers agree not to make any public announcement or other disclosure concerning this Agreement or the transactions contemplated herein. Notwithstanding the foregoing, if, upon advice of legal counsel, a Seller determines that public announcement or disclosure is required by applicable law, including pursuant to the securities laws, then Buyer shall have the right to review and reasonably comment upon any such filing, report, press release or public statement prior to its issuance.

(d) SEC Filings; Information. Each Seller shall provide Buyer with all information related to such Seller reasonably requested by Buyer in connection with the preparation of Buyer’s Schedule 13E-3 Transaction Statement. Each Seller (including, without limitation, each Permitted Transferee) shall promptly make all filings required by law in connection with the transactions contemplated hereby, including all applicable SEC filings.

(e) Certificated Shares, Options and Ancillary Agreements.

(i) Promptly after the execution of this Agreement, each Seller shall cause all of his Shares that are not held of record in certificated form to be re-issued to such Seller in certificated form so that at Closing such Seller can satisfy his obligations under Section 2(b).

(ii) Prior to the Closing Date, each of Richard H. Rogel and Hugh R. Lamle shall have exercised all of his outstanding Options described on Schedule A that have an exercise price less than the Purchase Price, if any, and received a stock certificate from the Company representing such Shares, a copy of which shall be delivered to Buyer upon receipt. With respect to any Options described on Schedule A that have an exercise price equal to or greater than the Purchase Price, at or prior to Closing Seller shall execute and deliver to Buyer a Waiver and Release Agreement in the form attached hereto as Exhibit I (the “Waiver and Release Agreement”).

(iii) Each Seller acknowledges and agrees that any rights and/or obligations of such Seller under any other agreement with Buyer with respect to the Company have terminated prior to, or will terminate contemporaneously with, the Closing, including, without limitation, any and all rights and/or obligations under that certain Amended and Restated Side Agreement dated August 16, 2001. Each Seller also acknowledges and agrees that any rights under any ancillary agreement with the Company that relate to Seller’s Shares, including, without limitation, that certain Registration Rights Agreement dated as of July 30, 2001, shall be waived and released pursuant to the Waiver and Release Agreement.

(f) Tax Certificate. Upon Buyer’s request, each Seller shall execute and deliver a non-foreign person affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

(g) Permitted Transfers. Within seven (7) days after the Agreement Date, each of Hugh Lamle and Rich Rogel shall be permitted to transfer a portion of his Shares to his wife and/or children, a trust established for the benefit of his wife and/or children and/or a charitable foundation of which Seller (or Seller and his spouse) is (are) the sole trustee(s), provided, as a condition precedent to such transfer, the Seller and transferee shall have executed and delivered to Buyer a Consent and Joinder Agreement in the form attached hereto as Exhibit II by which such transferee agrees to be assume and be bound by all of the terms and conditions of this Agreement to the same extent as the transferor and the transferor acknowledges that he shall be liable for the performance by his transferee of all obligations assumed hereunder (each such transferee of Lamle, a “Permitted Lamle Transferee” and each such transferee of Rogel, a “Permitted Rogel Transferee” and all such transferees collectively, the “Permitted Transferees”).

6. Conditions to Closing.

(a) Conditions to Closing of Buyer. The obligation of Buyer to purchase the Shares and to consummate the transactions to be performed by it in connection with the Closing is subject to the following conditions precedent, unless waived in writing by Buyer:

(i) Representations and Warranties. The representations and warranties made by Sellers in Section 3 hereof shall have been true and correct in all material respects on the Agreement Date (other than those in Sections 3(a)(iii) and 3(a)(iv) which shall have been true and correct in all respects) and shall be true and correct in all material respects as of the Closing Date (other than those in Sections 3(a)(iii) and 3(a)(iv) which shall be true and correct in all respects) with the same force and effect as if they had been made thereon;

(ii) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Sellers on or prior to the Closing Date shall have been performed or complied with in all respects;

(iii) Certificate of Sellers. Sellers shall have delivered to Buyer a certificate certifying that the conditions set forth in Sections 6(a)(i) and (ii) above have been satisfied;

(iv) Secretary’s Certificates. Each Seller that is an entity shall have delivered to Buyer a certificate from the secretary or other applicable signatory of such Seller (A) confirming the existence, organization and good standing of such Seller on the Closing Date, and attaching copies of its certificate of formation/organization and partnership agreement (or other governing documents) and a good standing certificate dated not more than ten (10) days prior to Closing, and (B) certifying the incumbency of such signatories of such Seller and their genuine signatures, with a cross certification of such signatories’ incumbency and genuine signature;

(v) Instruments of Transfer. Each Seller shall have delivered to Buyer all deliveries required under Sections 2(b) above and 5(e) above in form and substance reasonably satisfactory to Buyer and its counsel as shall be necessary to carry out the transactions contemplated by this Agreement;

(vi) Spousal Consents. Each Seller’s spouse, if applicable, shall have executed and delivered a Spousal Consent in the form prescribed by Buyer; and

(vii) Transaction Permitted. The purchase of the Shares by Buyer hereunder shall not be prohibited by any applicable law or governmental rule or regulation or court order and shall not subject Buyer to any penalty, liability or, in Buyer’s reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental rule or regulation or court order, and the purchase of the Shares by Buyer hereunder shall be permitted by laws, rules and regulations of the jurisdictions and governmental authorities and agencies to which Buyer is subject. Without limiting the foregoing:

(A) Either (A) Buyer’s Schedule 13E-3 Transaction Statement, filed in connection with the Going-Private Transaction (the “Transaction Statement”), shall not have been subject to a review by the SEC and the SEC shall have indicated to Buyer that it does not intend to undertake such a review or (B) Buyer shall have resolved all comments received from the SEC pursuant to any SEC review of its Transaction Statement; and

(B) Buyer shall have satisfied its disclosure obligations under Rule 13e-3 and shall have disseminated to the Company’s stockholders prior to Closing Buyer’s Schedule 13E-3 Transaction Statement in accordance with Rule 13e-3.

(b) Conditions to Closing of Sellers. The obligation of Sellers to sell the Shares and to perform the transactions to be performed by them in connection with Closing is subject to the following conditions precedent, unless waived in writing by Sellers:

(i) Representations and Warranties. The representations and warranties made by Buyer in Section 4 hereof shall have been true and correct in all material respects on the Agreement Date and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made thereon;

(ii) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date shall have been performed or complied with in all respects; and

(iii) Certificate of Buyer. Buyer shall have delivered to Sellers a certificate certifying that the conditions set forth in Sections 6(b)(i) and (ii) above have been satisfied.

7. Termination of Agreement.

(a) This Agreement may be terminated prior to Closing as follows (the date of termination of this Agreement, if any, is the “Termination Date”):

(i) By Buyer, by giving written notice to Sellers, if any condition set forth in Section 6(a) has not been satisfied as of January 31, 2006 (or if satisfaction of such condition by such date is or becomes impossible) (other than through failure of Buyer to fully comply with its obligations under this Agreement) and Buyer has not waived such condition on or before such date; or

(ii) By Sellers, by giving written notice to Buyer, any condition set forth in Section 6(b) has not been satisfied as of January 31, 2006 (or if satisfaction of such condition by such date is or becomes impossible) (other than through failure of Sellers to fully comply with their obligations under this Agreement) and Sellers have not waived such condition on or before such date; or

(iii) By mutual consent of Buyer and Sellers.

(b) If this Agreement is terminated pursuant to Section 7, all rights and obligations of the parties under this Agreement will terminate without any liability of any party to any other party, other than liability for breach prior to the Termination Date of any provisions of this Agreement or breach subsequent to the Termination Date of any provisions of this Agreement that, by their nature, are intended to survive any such termination.

8. General Provisions.

(a) Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes other prior agreements and understandings between the parties both oral and written regarding such subject matter.

(b) Severability. It is the desire and intent of the parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

(c) Notices. Unless otherwise specified herein, all notices, requests and other communications to any party hereunder shall be in writing (including telexes, telecopies, facsimile transmissions, and similar writings) and shall be given to such party at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify for that purpose by notice to the other party.

(i) if to Sellers at the addresses set forth on Schedule B.

(ii) if to Buyer, at Landmark Communications, Inc., 150 W. Brambleton Avenue, Norfolk, Virginia 23510 (facsimile: (757) 664-2164), Attention: Guy R. Friddell, III, Executive Vice President, or at such other address or facsimile number as Buyer may have furnished Sellers in writing, with copies (which will not constitute notice) to: (x) Willcox & Savage, P.C., 1800 Bank of America Center, Norfolk, Virginia 23510 (facsimile: (757) 628-5566), Attention: Thomas C. Inglima; and (y) Alston & Bird LLP, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424 (facsimile: (404) 881-7777), Attention: Bryan E. Davis.

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecommunication is transmitted and confirmation of receipt obtained, (ii) if given by mail, upon receipt, or (iii) if given by any other means, when delivered at the address specified in this Section.

(d) Governing Law, Etc. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware other than conflict of laws principles. EACH OF THE PARTIES HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE PERFORMANCE OR ENFORCEMENT HEREOF. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware (the “Chosen Courts”), in any action or proceeding arising out of or relating to this Agreement. Except to serve legal process or to enforce a judgment entered in Delaware, each Party (i) agrees that the Chosen Courts shall have exclusive jurisdiction for such purposes and each Party agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction, and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8(c) of this Agreement.

(e) Headings. The headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

(f) Counterparts. This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Buyer may assign this Agreement to any affiliate of Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(h) Fees and Expenses. Whether or not this Agreement and the transactions contemplated hereby are consummated, and except as otherwise expressly set forth herein, all costs and expenses (including legal fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(i) No Third-Party Beneficiaries. This Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto; provided, however, that this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective and permitted assigns.

(j) No Waiver; Modification. Any waiver of any right or default will be effective only in the instance given and will not operate as or imply of any other or similar right or default on any subsequent occasion. No waiver, modification or amendment of this Agreement or of any provision hereof will be effective unless in writing and signed by the party against whom such waiver, modification or amendment is sought to be enforced.

(k) Specific Performance. In view of the uniqueness of the agreements contained in this Agreement and the transactions contemplated hereby and thereby and the fact that neither Sellers, on the one hand, nor Buyer, on the other hand, would have an adequate remedy at law for money damages in the event that any obligation under this Agreement is not performed by the other party in accordance with its terms, each Seller therefore agrees that Buyer shall be entitled to specific enforcement, and Buyer agrees that each Seller shall be entitled to specific enforcement, of the terms of this Agreement (without the showing of special, imminent or irreparable damages and without any obligation to post bond or other security or surety) in addition to any other remedy to which the Seller or Buyer, as applicable, may be entitled, at law or in equity, and if a party shall institute any action or proceeding to enforce the provisions hereof, the other party(ies) hereby waive the claim or defense that the party seeking specific enforcement has an adequate remedy at law.

(l) Construction. With regard to each and every provision of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that same have or has been mutually negotiated, prepared and drafted, and that if, at any time, the need arises to construe any provision hereof, or any agreement or instrument subject hereto, that no consideration shall be given to the issue of which party actually prepared, drafted, requested, or negotiated any provision of this Agreement or any agreement subject hereto.

(m) Tax Liability. Notwithstanding any provision in this Agreement to the contrary, any tax liability arising from the transactions or with regard to the consideration payable to Sellers hereunder, as set forth in Section 1 herein, shall be borne by Sellers.

(n) Further Assurances. From and after the Closing, each party hereto shall, and shall cause its affiliates to, promptly execute, acknowledge and deliver any assurances, documents or instruments of transfer reasonably requested by the other party hereto and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby.

(o) Withholdings. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax law. To the extent that amounts are withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller, in respect of which such deduction and withholding was made by Buyer.

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WITNESS the parties have executed this Agreement as of the day and year first above written.

SELLERS:

/s/ Richard H. Rogel
RICHARD H. ROGEL

PPOM HOLDINGS, LP

By:	/s/ Richard H. Rogel
Richard H. Rogel, President, PPOM GP, Inc.,
General Partner

RICHARD H. ROGEL REVOCABLE LIVING TRUST DATED 3/21/90

By:	/s/ Richard H. Rogel
Richard H. Rogel, Trustee

/s/ Hugh R. Lamle
HUGH R. LAMLE

HLBL FAMILY PARTNERS, LP

By:	/s/ Hugh R. Lamle
Hugh R. Lamle, Managing General Partner

HUGH AND BETSY LAMLE FOUNDATION

By:	/s/ Hugh R. Lamle
Hugh R. Lamle, President

/s/ Elizabeth Lamle
ELIZABETH LAMLE

BUYER:

LANDMARK COMMUNICATIONS, INC.

By:	/s/ Guy R. Friddell, III
Guy R. Friddell, III
Executive Vice President

SCHEDULE A

SHARES

SELLER	SHARES	OPTION SHARES	AGGREGATE PURCHASE PRICE
Richard H. Rogel	6,190,476 (Series C Preferred)	0[1]		$4,961,580.80

PPOM Holdings, LP	498,000 (common)			$398,400.00

Richard H. Rogel Revocable Living Trust dated 3/21/90	6,873,112 (common)			$5,498,489.60

Hugh R. Lamle	247,976 (common) 5,942,500 (Series C Preferred)	0[2]	$ $	198,380 4,754,000.00

HLBL Family Partners, LP	1,115,789 (common)			$892,631.20

Elizabeth Lamle	3,527 (common)			$2,821.60

Hugh and Betsy Lamle Foundation	1,500 (common)			$1,200

TOTAL:	20,872,880	0		$16,698,304

[1]	All of Rogel’s Options are out of the money.
[2]	All of Lamle’s Options are out of the money.

SCHEDULE B

ADDRESSES FOR NOTICES TO SELLERS

If to Hugh R. Lamle or any Lamle affiliate:

Mr. Hugh R. Lamle

c/o M. D. Sass

1185 Avenue of the Americas

New York, New York 10036

If to Richard H. Rogel or any Rogel affiliate:

Mr. Richard H. Rogel

56 Rosecrown

P.O. Box 1659

Avon, Colorado 81620

EXHIBIT I

FORM OF WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of the [             day of              - insert date] between [name of Seller] (“Seller”) and Landmark Communications, Inc., a Virginia corporation (“Buyer”).

RECITALS:

A. Seller and Buyer have entered into a Stock Purchase Agreement dated September     , 2005 (the “Stock Purchase Agreement”), pursuant to which Seller has agreed to sell to Buyer all of his Shares in CoolSavings Inc., a Delaware corporation (the “Corporation”). (Capitalized terms not defined when used shall have the respective meanings given such terms under the Stock Purchase Agreement.)

B. After consummating the purchase of Seller’s Shares, Landmark intends to acquire all of the other capital stock in the Corporation not held by Buyer through a short form merger of a subsidiary of Buyer with and into the Corporation (the “Merger”).

C. Seller holds 11,500 options (the “Options”) to purchase common stock in the Corporation pursuant to [option agreement(s) dated             ] (the “Option Agreement(s)”).

D. Under the terms of the Stock Purchase Agreement, (i) Seller has exercised his Options that have an exercise price lower than the Purchase Price and will sell the shares acquired upon exercise as part of his Shares, and (ii) will not exercise any of his Options that have an exercise price equal to or greater than the Purchase Price (such options, the “Unexercised Options”).

E. Seller and the Buyer and/or the Corporation are also parties to certain other agreements (the “Ancillary Agreements”) with respect to Seller’s equity interest in the Corporation.

F. As a condition to Closing under the Stock Purchase Agreement, Seller is required to deliver this Agreement in order to waive and release any continuing rights with respect to the Unexercised Options and all other rights under the Ancillary Agreements.

NOW, THEREFORE, in consideration of the amounts paid under the Stock Purchase Agreement, and other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Waiver and Release. Effective as of the date hereof, Seller hereby waives and forever releases any and all of his rights under the Option Agreements (including, without limitation, any and all rights with respect to the Unexercised Options) and Ancillary Agreements and any and all claims, demands, agreements, contracts, covenants, actions, suits, obligations, controversies, expenses, damages, judgments, liabilities or causes of action of every kind, whether known or unknown, which have existed, may have existed or do exist, arising out of or in any way connected with the Option Agreements, the Unexercised Options or the Ancillary Agreements (the “Released Rights”).

2. Covenant Not to Sue. Seller further covenants and agrees not to file any suit, claim or complaint in a court of law against Buyer or the Corporation arising out of or relating to any of the Released Rights. Without limiting the foregoing, Seller acknowledges and agrees that he shall not be entitled to participate in any consideration payable under the Merger and shall not have, and hereby waives, any and all rights of appraisal under Section 262 of the Delaware General Corporation law.

3. Further Assurances. From and after the date hereof, Seller shall, and shall cause its affiliates to, promptly execute, acknowledge and deliver any assurances, documents or instruments reasonably requested by Buyer and/or the Corporation with respect to Released Rights including, without limitation, such amendments as the Corporation may reasonably request to memorialize the termination of the Option Agreements or any of the other Ancillary Agreements.

4. General Provisions.

(a) Entire Agreement. This Agreement and the Stock Purchase Agreement constitute the entire agreement of the parties relating to the subject matter hereof.

(b) Severability. It is the desire and intent of the parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

(c) Governing Law, Etc. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware other than conflict of laws principles.

(d) Counterparts. This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement.

(e) Third-Party Beneficiaries. The Corporation shall be an express third party beneficiary of the terms of this Agreement.

[Remainder of page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Waiver and Release Agreement as of the date first set forth above.

SELLER:

BUYER:

LANDMARK COMMUNICATIONS, INC.

By:
Name:
Title:

EXHIBIT II

FORM OF CONSENT AND JOINDER AGREEMENT

THIS CONSENT AND JOINDER AGREEMENT (the “Agreement”) is made and entered into as of the [             day of              - insert date] among [name of Transferor] (“Transferor”), [name of Permitted Transferee] (“Transferee”), and Landmark Communications, Inc., a Virginia corporation (“Landmark”).

RECITALS:

A. Transferor owns              shares of              of CoolSavings, Inc. (the “Shares”).

B. Transferor and Landmark are parties to a Stock Purchase Agreement dated September     , 2005, pursuant to which Transferor has agreed to sell the Shares to Landmark.

C. Prior to Closing (as defined in the Stock Purchase Agreement), Seller has the right to transfer a portion of the Shares to a Permitted Transferee (as defined in the Stock Purchase Agreement), provided, as a condition thereto, Transferee agrees to be bound by the Stock Purchase Agreement to the same extent as Transferor by executing and delivering this Agreement to Landmark.

D. Transferee is a Permitted Transferee and Transferor desires to transfer              of the Shares (represented by certificate number             ) (the “Transferred Shares”) to Transferee, subject to Transferee executing and delivering this Agreement to Landmark.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Joinder. Transferee joins in the Stock Purchase Agreement and agrees to be bound by all of the terms and provisions thereof, as though Transferee were an original party thereto and were included in the definition of Seller as used therein and, without limiting the foregoing, Transferee hereby agrees to sell the Transferred Shares to Landmark in accordance with the terms of the Stock Purchase Agreement and makes all representations and warranties as a “Seller” pursuant to Section 3 of the Stock Purchase Agreement.

2. Retained Obligations. Transferor hereby acknowledges and agrees that it shall remain responsible for all of its obligations under the Stock Purchase Agreement and shall be responsible, and hereby guarantees the performance by the Transferee of all obligations of the Transferee under the Stock Purchase Agreement with respect to the Transferred Shares.

3. Consent. Subject to the execution and delivery of this Agreement by the Transferor and the Transferee, Landmark hereby consents to the transfer of the Transferred Shares to the Transferee.

4. Further Assurances. From and after the date hereof, Transferor and Transferee shall, and shall cause its affiliates to, promptly execute, acknowledge and deliver any assurances, documents or instruments reasonably requested by Landmark with respect to the Transferee’s assumption of the Transferor’s obligations under the Stock Purchase Agreement.

5. General Provisions.

(a) Entire Agreement. This Agreement and the Stock Purchase Agreement constitute the entire agreement of the parties relating to the subject matter hereof.

(b) Governing Law, Etc. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware other than conflict of laws principles.

(c) Counterparts. This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement.

[Remainder of page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first set forth above.

TRANSFEROR:
TRANSFEREE:
LANDMARK:
LANDMARK COMMUNICATIONS, INC.

By:
Name:
Title: